EXHIBIT 5.3

Thomas C. Cook and Associates, Ltd.
Attorneys and Counselors at Law
3110 South Valley View, Suite 106
Las Vegas, Nevada  89102



Thomas C. Cook, Esq.                         Telephone  (702) 876-5941
Admitted to practice in                      Facsimile  (702) 876-8865
Nevada and California                        www.esquireonline.com


August 17, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

                   BuckTV.com, Inc.
                   Registration Statement on Form S-8
Gentlemen:

We have been requested by BuckTV.com, Inc., a Nevada corporation (the "Company"), to furnish you with our opinion as to the matters hereinafter set forth in connection with the above-captioned registration statement (the "Registration Statement") covering an aggregate of 660,000 Shares (the
"Shares") of the Company's common stock, par value $.001 per Share offered on behalf of the Company in connection with (i) the Company's Consultant Agreements between BuckTV.com, Inc. and Shane Weiskirder and Adam Barnett, dated August
16, 2000 and Rodney R. Schoemann, Sr. dated July 26, 2000

In connection with this opinion, we have examined the Registration Statement, Annual Report, the Company's Articles of Incorporation and By-laws, and such other documents as we have deemed necessary to enable us to render the opinion hereinafter expressed.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued in accordance with the Plans, will be legally issued, fully paid and non-assessable.

We render no opinion as to the laws of any jurisdiction other than the internal laws of the State of Nevada.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Opinions" in the prospectus included in the Registration Statement.


Very truly yours,

/s/ Thomas C. Cook
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Thomas C. Cook and Associates, Ltd.